SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                     MARTHA STEWART LIVING OMNIMEDIA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      paid previously. Identify the previous filing by registration number, or
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

                [LETTERHEAD OF MARTHA STEWART LIVING OMNIMEDIA]

                                                                  March 31, 2001

Dear Stockholder:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at our new offices at 601 West 26th Street, Ninth Floor, New York, New York, on Wednesday, May 2, 2001, at 4:00 p.m., New York time.

      At this year's stockholders meeting, you will be asked to re-elect six directors to our Board of Directors. Our Board unanimously recommends a vote for each of the nominated directors.

      It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, you may vote your shares by using the enclosed proxy card, by telephone or via the internet, as described in the enclosed materials.

      Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 15, 2001, and to invited guests of the company. I look forward to greeting those of you who attend the meeting.

                                               Sincerely,

                                               /s/ Martha Stewart

                                               MARTHA STEWART
                                               Chairman and
                                               Chief Executive Officer

                     MARTHA STEWART LIVING OMNIMEDIA, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 2, 2001

To the Stockholders:

      The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at our new offices at 601 West 26th Street, Ninth Floor, New York, New York, on Wednesday, May 2, 2001, at 4:00 p.m., New York time, for the following purposes:

      1. To re-elect six directors to our Board of Directors, each to hold office for a one-year term ending on the date of our next succeeding annual meeting of stockholders or until such director's respective successor shall have been duly elected and qualified; and

      2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on March 15, 2001, are entitled to notice of, and to vote at, the Annual Meeting. You may examine a list of the stockholders of record as of the close of business on March 15, 2001, for any purpose germane to the meeting, during the 10-day period preceding the meeting at our offices located at 11 West 42nd Street, New York, New York 10036 during ordinary business hours.

                                        By order of the Board of Directors,

                                        /s/ Gregory R. Blatt

                                        GREGORY R. BLATT
                                        Executive Vice President,
                                        General Counsel and Secretary

New York, New York
March 31, 2001

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE POSTAGE-PAID ENVELOPE PROVIDED. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.

                     MARTHA STEWART LIVING OMNIMEDIA, INC.
                              11 West 42nd Street
                            New York, New York 10036

                                 PROXY STATEMENT

      In this proxy statement, the terms "we," "us," "our," and "MSO" refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation, and, unless the context requires otherwise, to Martha Stewart Living Omnimedia LLC ("MSLO LLC"), the legal entity that prior to October 22, 1999, operated the businesses we now operate, and their respective subsidiaries.

      This Proxy Statement (first mailed on or about March 31, 2001) is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors (the "Board") for use at our Annual Meeting of Stockholders (the "Annual Meeting") to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of our Class A Common Stock and Class B Common Stock is accompanied by a form of proxy for use at the Annual Meeting.

      At the Annual Meeting, our stockholders will be asked:

      (1) To re-elect six directors to our Board, each to hold office for a one-year term ending on the date of our next succeeding Annual Meeting or until such director's respective successor shall have been duly elected and qualified; and

      (2) To transact such other business as may be properly brought before the Annual Meeting and any adjournments or postponements thereof.

Date, Time And Place Of Meeting

      The Annual Meeting will be held on Wednesday, May 2, 2001, at 4:00 p.m. New York time, at our new offices at 601 West 26th Street, Ninth Floor, New York, New York.

Record Date; Shares Outstanding And Entitled To Vote

      Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on March 15, 2001 (the "Record Date") are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote and each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of the Record Date, there were 14,664,420 shares of Class A Common Stock, and 33,888,375 shares of Class B Common Stock, outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, our Chairman and CEO.

Voting And Revocation Of Proxies

      The proxy card accompanying this Proxy Statement is solicited on behalf of our Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to us pursuant to the directions on the card. In the alternative, shareholders may vote via the internet or telephone as indicated on the enclosed materials. All proxies that are properly executed and returned to us and that are not subsequently revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR the proposal described in this Proxy Statement.

      Our Board does not presently intend to bring any business before the Annual Meeting other than the specific proposal referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies.

      A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by

      o delivering to Mellon Investor Services LLC a written notice, bearing a date later than that indicated on the proxy, stating that the proxy is revoked;

      o signing and delivering a subsequently dated proxy relating to the same shares prior to the vote at the Annual Meeting; or

      o attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Mellon Investor Services LLC, Overpeck Centre, 85 Challenger Road, Ridgefield, New Jersey 07660. You may request a new proxy card by calling Mellon Investor Services LLC at 1-800-851-9677.

Quorum; Broker Non-Votes

      The required quorum for the transaction of business at our Annual Meeting is a majority of the collective voting power represented by our Class A Common Stock and Class B Common Stock issued and outstanding on the Record Date (the "Total Voting Power"), which shares must be present in person or represented by proxy at the Annual Meeting. Abstentions, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will not be voted.

Vote Required

      Approval of the proposal requires that a plurality of the votes represented, in person or by proxy, at the Annual Meeting be voted in favor of the proposal, assuming that a quorum is present. Since Martha Stewart, our Chairman and Chief Executive Officer, beneficially owns shares representing a majority of the Total Voting Power and is expected to vote her shares in favor of our Board's proposal, we expect such proposal to be approved, regardless of the vote of any of our other stockholders.

Solicitation Of Proxies And Expenses

      We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. In such cases, we will, upon the request of the record holders, reimburse such holders for their reasonable expenses. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.

                         PROPOSAL: ELECTION OF DIRECTORS

Information Concerning Nominees

      At the Annual Meeting, a Board of six directors will be elected, to hold office until our next Annual Meeting or until their successors are elected and qualified. Although our management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies that are not revoked will be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors.

      Background information about the Board's nominees for election is set forth below.

      Martha Stewart, age 59, is the founder of our company and the author of 14 books on the domestic arts, including Entertaining and Martha Stewart's Gardening. Ms. Stewart has served as our Chairman of the Board of Directors and Chief Executive Officer since our creation in 1996. Ms. Stewart is the creator of Martha Stewart Living magazine and was its Editor-in-Chief and Editorial Director from 1990 until 1997. Ms. Stewart is a member of the board of directors of Revlon, Inc., on the professional advisory board of drugstore.com, inc. and on the board of trustees of Norwalk Hospital, Norwalk, Connecticut.

      Charlotte L. Beers, age 65, has served as one of our directors since March 1998. Ms. Beers served as Chairman of the Board of Directors of J. Walter Thompson Worldwide, an advertising agency, from March 1999 until she retired in March 2001. Prior to that, she was Chairman Emeritus of Ogilvy & Mather Worldwide, Inc. from April 1997 to March 1999. She was Chairman of Ogilvy & Mather from April 1992 to April 1997 and Chief Executive Officer from April 1992 to September 1996. She is also a director of J. Crew Group, Inc.

      L. John Doerr, age 49, has served as one of our directors since July 1999. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a private venture capital firm, since September 1980. In 1974, he joined Intel Corporation and held various engineering, marketing and management assignments. Mr. Doerr is also a director of Amazon.com, Drugstore.com, inc., FreeMarkets, Inc., Handspring, Inc., Homestore.com, Inc., WebMD Corporation, Intuit, Inc. and Sun Microsystems, Inc., as well as several private companies.

      Arthur C. Martinez, age 61, has served as one of our directors since January 2001. Until December 2000, Mr. Martinez served as Chairman of the Board of Directors of Sears Roebuck and Co., and was its Chief Executive Officer from August 1995 until October 2000. Mr. Martinez joined Sears, Roebuck and Co. in September 1992 as the Chairman and Chief Executive Officer of Sears Merchandise Group, Sears's former retail arm. From 1990 to 1992, he was Vice Chairman of Saks Fifth Avenue and was a member of Saks Fifth Avenue's Board of Directors. Mr. Martinez is currently a member of the Board of Directors of PepsiCo, Inc., Liz Claiborne, Inc. and International Flavors & Fragrances, Inc., and is the Chairman of the Federal Reserve Bank of Chicago.

      Sharon Patrick, age 58, has served as our President and Chief Operating Officer and as one of our directors since 1997. From 1993 until 1997, Ms. Patrick served as President of The Sharon Patrick Company, a strategic consulting company, and Sharon Patrick and Associates, a new media venture firm, during which time she served as a consultant to Martha Stewart Living. From 1990 until 1993, Ms. Patrick was President and Chief Operating Officer of Rainbow Programming Holdings, the programming company of Cablevision Systems Development. Prior to that, Ms. Patrick was a Principal at McKinsey and Company and the Partner in charge of the Media and Entertainment practice.

      Naomi O. Seligman, age 62, has served as one of our directors since September 1999. Ms. Seligman is a co-founder of Cassius Advisers, an e-commerce consultancy, where she has served as a senior partner since 1999, and is a co-founder of the Research Board, Inc., an information technology research group, where she served as a senior partner from 1975 until 1999. Ms. Seligman currently serves as a director of The Dun & Bradstreet Corporation, Chemdex/Ventro Corporation, Sun Microsystems, Inc. and Exodus Communications, Inc.

      OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.

                      MEETINGS AND COMMITTEES OF THE BOARD

      Our Board met five times during 2000 and considered matters in connection with actions taken by unanimous written consent on four additional occasions. All then-incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served.

      Our Board currently has an Audit Committee and a Compensation Committee. We do not currently have a Nominating Committee.

Audit Committee

      Our Audit Committee, currently consisting of Ms. Beers, Mr. Martinez and Ms. Seligman, is authorized to take the following actions:

      o recommend annually to the Board the appointment of our independent public accountants;

      o discuss and review in advance the scope and staffing of our annual audit and review the results thereof with our independent public accountants;

      o review the fees and other compensation to be paid to our independent auditors;

      o consider the compatibility of any non-audit services provided by our independent public accountants with their independence;

      o review with our independent public accountants and independently with management the integrity of our internal and external financial reporting processes and the quality and acceptability of our accounting policies;

      o review all management letter comments with the independent public accountants at least annually;

      o consider and approve, where appropriate, major changes to our accounting principles and practices as suggested by the independent auditors or management;

      o review the quality of earnings releases with management; review our annual and quarterly financial statements; and

      o prepare the report required by the Securities and Exchange Commission to be included in this Proxy Statement under the caption, "REPORT OF THE AUDIT COMMITTEE".

      The Audit Committee met three times during 2000 and considered matters in connection with actions taken by unanimous written consent on one additional occasion. The Audit Committee operates pursuant to a charter that was last amended and restated by our Board of Directors on February 20, 2001, a copy of which is attached to this proxy statement as Annex A. All of the members of the Audit Committee are "independent," as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's Listing Standards.

Compensation Committee

      The Compensation Committee, currently consisting of Ms. Beers and Mr. Doerr, is authorized to review and approve annual salaries, bonuses, and grants of stock options under our 1999 Stock Incentive Plan for all executive officers, and to review and approve our employee benefit plans generally or material changes to these plans. The Compensation Committee met twice during 2000 and considered matters in connection with actions taken by unanimous written consent on two additional occasions.

                        COMPENSATION OF OUTSIDE DIRECTORS

      We pay our non-employee directors an annual retainer of $20,000 for serving on our Board, payable quarterly in equal installments. These directors each also receive a meeting fee of $1,000 for each in-person meeting of our Board that they attend and a fee of $500 for each committee or telephonic Board meeting in which they participate. The chairman of a Board committee receives an additional annual retainer of $5,000. Twenty-five percent of a director's fees are paid in shares of our Class A Common Stock, and the remaining 75% of such fees may be paid either in such shares or in cash, at the election of the director, under our Non-Employee Director Stock and Option Compensation Plan described below. All directors receive reimbursement of expenses incurred in connection with participation in our Board and Board committee meetings. Directors who also are our employees do not receive additional compensation for their service as a director.

The Non-Employee Director Stock And Option Compensation Plan

      The purpose of this plan is to align the interests of our non-employee directors and our stockholders and to attract and retain highly qualified individuals to serve as directors.

General

      The plan is administered by our Board. 300,000 shares of our Class A Common Stock are reserved for issuance and available for grants under the plan.

      Our Board may adjust the awards under the plan if there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation.

Common Stock

      Each non-employee director receives 25% of his or her annual retainer and meeting fees in shares of Class A Common Stock. In addition, non-employee directors may make an annual irrevocable election to receive shares of Class A Common Stock in lieu of all, or a portion, of such director's remaining fees, in 25% increments. The number of shares of Class A Common Stock granted to a director is equal to the fees payable in equity to the director, divided by the fair market value of a share on the last business day of the period for which payment is being made. We round the number of shares granted to the director down to the nearest whole share and pay cash for the value of any fractional share. Each director may defer the receipt of his or her cash payments into an interest-bearing cash account and/or his or her elected or mandatory shares of Class A Common Stock into a share account which will be credited with additional shares having a value equal to the dividends that would be paid on the shares credited to the share account, if they were outstanding. When the director leaves our Board or, if earlier, upon a change of control, the amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of shares in his or her share account, will be delivered to the director, with cash being paid in lieu of any fractional shares.

Options

      Each eligible new director is granted options to purchase 5,000 shares of Class A Common Stock upon being elected or appointed to our Board. The exercise price for all options is 100% of the fair market value of a share of Class A Common Stock on the date of grant. Each of our current eligible directors participating in the plan received 5,000 options on the date of our initial public offering at the offering price. Additionally, after each annual meeting of stockholders, a continuing director is granted options to purchase 2,000 shares of Class A Common Stock.

      Each option vests and becomes exercisable on the first anniversary of the date of grant, if the director remains a member of our Board at that time. Each vested option will terminate one year after the director's service on our Board ceases for any reason, other than for cause. If a director is removed for cause, all vested and unvested options will be forfeited. However, the options will expire no later than the tenth anniversary of the date of grant. Any unvested options will terminate and be canceled as of the date a director's service on our Board ceases for any reason. All options become fully vested and exercisable upon a change in control.

      The foregoing plan summary is subject in all respects to the plan itself, a copy of which, absent the amendment, is on file with the SEC as an exhibit to the registration statement on Form S-1 relating to our initial public offering.

                    INFORMATION CONCERNING EXECUTIVE OFFICERS

      Background information about our executive officers who are not nominees for election as director is set forth below.

      Gregory R. Blatt, age 32, has served as our Executive Vice President, General Counsel and Secretary since September 1999, and as our Senior Vice President, General Counsel since May 1999. Prior to that, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., the New York entertainment and media law firm, from 1997 to May 1999, and an associate at Wachtell, Lipton, Rosen & Katz, the New York law firm, from 1995 to 1997.

      Dora Braschi Cardinale, age 44, has served as our Executive Vice President, Print Production since May 1999 and prior to that as our Senior Vice President, Print Production from 1997 until 1999. Previously, Ms. Cardinale served as Production Director of Martha Stewart Living from 1992 until 1997. Ms. Cardinale has an additional 15 years of experience in the publishing industry, including positions with Art & Antiques, Geo, Viva and Omni magazines.

      James Follo, age 41, has served as our Executive Vice President, Chief Financial Officer since March 2001. Prior to that, he served as our Senior Vice President, Finance and Controller from March 1999 to March 2001 and, previously, as our Vice President, Finance and Controller from July 1998. Prior to that, Mr. Follo held various financial positions at General Media International, Inc., a magazine publisher, from 1994 to July 1998, most recently as Vice President, Chief Financial Officer and Treasurer.

      Margaret Roach, age 46, has served as our Executive Vice President, Internet/Direct Commerce since March 2001. Prior to that, she was Senior Vice President, Internet Production and Operations from October 2000 to March 2001. From January 1, 2000 to October 2000, she was Senior Vice President, Garden Editor of Martha Stewart Living Omnimedia. From 1998 until 1999, she served as Vice President, Gardening. From 1995 to 1998, Ms. Roach was Garden Editor of Martha Stewart Living, and a contributing editor for Martha Stewart Living from 1993 to 1994. Ms. Roach was Fashion and Garden Editor of New York Newsday from 1985 to 1995, and also has an additional 12 years of experience in the publishing business, including with The New York Times. Ms. Roach won the 1998 Best Written Book Of The Year award from the Garden Writers of America for A Way to Garden.

      Suzanne Sobel, age 44, has served as our Executive Vice President, Advertising Sales since January 1999 and as our Senior Vice President, Advertising Sales & Marketing during 1998. Additionally, Ms. Sobel has served as Publisher of Martha Stewart Living since 1997 and as its Associate Publisher from 1996 to 1997. Prior to that, Ms. Sobel served as our Advertising Director from 1995 to 1996, as New York Advertising Sales Manager from 1993 to 1995 and as Advertising Sales Manager from 1991 to 1993. Ms. Sobel has an additional 14 years of experience in advertising sales, including with Town & Country magazine, Bob Bernbach & Associates and Ogilvy & Mather.

      Lauren Stanich, age 39, has served as our Executive Vice President, President, Publishing since October 2000, and prior to that as our Executive Vice President, Consumer Marketing from January 1999 until October 2000, and as our Senior Vice President, Consumer Marketing from 1997 until 1999. Ms. Stanich worked as our Consumer Marketing Director and Book Publisher from 1995 to 1997, and as Consumer Marketing Director for Martha Stewart Living from 1991-1995. Ms. Stanich has an additional seven years of experience in marketing and publishing with Time Warner.

      Gael Towey, age 49, has served as our Executive Vice President, Art and Style and Creative Director since February 1997. Prior to that, Ms. Towey worked for Martha Stewart Living as the Design Director from 1996 to 1997, and as Art Director from 1990 to 1996. Ms. Towey also has an additional 15 years of experience in the publishing industry, including with House & Garden magazine, Clarkson N. Potter and Viking Press, Inc.

                             EXECUTIVE COMPENSATION

General

      The following table sets forth certain information pertaining to compensation of our Chief Executive Officer and our four other most highly compensated executive officers for 2000 (the "Named Executives"). The following table presents information concerning total compensation earned by the Named Executives for services rendered to us during 1998, 1999 and 2000.

                                             Annual Compensation                    Long Term Compensation
                                      --------------------------------------      --------------------------
                                                                                   Securities
                                                                                   Underlying         LTIP            All Other
                                      Fiscal        Salary           Bonus           Option        Payments(1)      Compensation
                                       Year           ($)             ($)           Awards(#)          ($)               ($)
                                      ------      ----------       ---------      -------------    ----------      ---------------
Martha Stewart                         2000         900,000        1,770,000        150,000(2)            --           2,322(3)
    Chairman and Chief                 1999       1,055,044          300,000             --               --           2,270(3)
    Executive Officer                  1998       2,975,000        1,695,717             --               --           4,050(3)

Sharon Patrick                         2000         580,288          696,400        152,000(2)            --           2,322(3)
    President and Chief                1999         580,288          696,400        362,022(2)        11,000           3,524(3)
    Operating Officer                  1998         493,755          518,443             --               --           4,050(3)

Helen Murphy(4)                        2000         480,000          540,000         70,000(2)            --           5,736(5)
    Chief Financial and                1999         134,469(6)       607,500(7)     335,795(8)            --              --
    Administrative Officer             1998              --               --             --               --              --

Gael Towey                             2000         375,000          337,500         38,000(2)            --          49,181(9)
    Executive Vice President,          1999         375,000          337,500        333,333(2)        11,000          49,440(10)
    Creative Director                  1998         300,000          305,000             --               --           6,507(11)

Stephen Drucker(12)                    2000         335,000          251,300         38,000(2)            --           6,060(13)
    Executive Vice President,          1999         335,000          251,250        215,948(2)        11,000           6,319(14)
    Editorial Core and                 1998         265,000          198,750             --               --           4,947(15)
    Editor-in-Chief

----------

(1) Under our Phantom Performance Unit Plan, all employees other than Martha Stewart with at least one year of service on January 1, 1998 and/or January 1, 1999 received a grant of performance units. The plan provided that upon the occurrence of certain events, participants would receive cash or stock in exchange for their units. One such event was the consummation of our initial public offering, which occurred earlier than we had anticipated and prior to the time at which certain conditions to payment were targeted to have been achieved. In light of our accelerated offering schedule, our Board determined to make payouts to the participants as though certain of these conditions had been satisfied. Accordingly, this payment represents the issuance of 612 shares of our Class A Common Stock at the time of our initial public offering in exchange for phantom units issued as of January 1, 1998 and 1999.
(2)   Options granted pursuant to the 1999 Stock Incentive Plan.
(3) Represents the value of certain life insurance premiums paid by us on behalf of the executive.
(4) Ms. Murphy served as our Chief Financial and Administrative Officer from September 1999 through March 2001, at which point she voluntarily terminated her employment with MSO.
(5) Consists of $486 in life insurance premiums paid by us on Ms. Murphy's behalf and $5,250 in matching contributions made by us to Ms. Murphy's 401(k) account.
(6) Represents the portion of her $480,000 annual salary that accrued from the time she joined the company in September 1999 through December 31, 1999.
(7) Includes a $200,000 signing bonus, a one-time bonus of $247,500 payable upon completion of one year's service which was accelerated by action of our Compensation Committee, and Ms. Murphy's regular year-end bonus for her service in 1999.
(8) Consists of options granted pursuant to an agreement between Ms. Murphy and MSO (the "Murphy Option Agreement").
(9) Consists of $810 in life insurance premiums paid by us on Ms. Towey's behalf, $5,250 in matching contributions made by us to Ms. Towey's 401(k) account, and $43,121 payable under Time Inc.'s Phantom Equity Plan, for which Time Inc. reimburses us.
(10) Consists of $1,319 in life insurance premiums paid by us on Ms. Towey's behalf, $5,000 in matching contributions made by us to Ms. Towey's 401(k) account, and $43,121 payable under Time Inc.'s Phantom Equity Plan, for which Time Inc. reimburses us.

(11) Consists of $1,707 in life insurance premiums paid by us on Ms. Towey's behalf and $4,800 in matching contributions made by us to Ms. Towey's 401(k) account.
(12) Mr. Drucker served as our Executive Vice President, Editorial Core, and Editor-in-Chief until March 2001, at which point he resigned this position.
(13) Consists of $810 in life insurance premiums paid by us on Mr. Drucker's behalf and $5,250 in matching contributions made by us to Mr. Drucker's 401(k) account.
(14) Consists of $1,319 in life insurance premiums paid by us on Mr. Drucker's behalf and $5,000 in matching contributions made by us to Mr. Drucker's 401(k) account.
(15) Consists of $1,368 in life insurance premiums paid by us on Mr. Drucker's behalf and $3,579 in matching contributions made by us to Mr. Drucker's 401(k) account.

Option Grants

      The following table presents information with respect to options to purchase our Class A Common Stock granted to our Named Executives during the year ended December 31, 2000.

                             Options Granted in 2000

                                                                Individual Grants
                                           -----------------------------------------------------------  Potential Realizable Value
                                                           Percent of                                     at Assumed Annual Rates
                                              Number      Total Options                                 of Stock Price Appreciation
                                           of Securities   Granted to                                         for Option Term
                                            Underlying      Employees                                             ($)(1)
                                             Options        in Fiscal    Exercise or    Expiration      ---------------------------
Name                                        Granted(#)        Year       Base Price        Date              5%            10%
-----                                       -----------     --------      ---------    ---------------  ------------   ------------
Martha Stewart .........................    150,000(2)        7.46%       $26.5625     March 25, 2010      2,505,750     6,350,655

Sharon Patrick .........................    152,000(2)        7.56%        $ 15.00     April 19, 2010      1,433,877     3,633,727

Helen Murphy(3). .......................     70,000(2)        3.48%        $ 15.00     April 19, 2010        660,338     1,673,427

Gael Towey .............................     38,000(2)        1.89%        $ 15.00     April 19, 2010        358,469       908,432

Stephen Drucker ........................     38,000(2)        1.89%        $ 15.00     April 19, 2010        358,469       908,432

----------
(1) Potential realizable value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of our Class A Common Stock, and overall stock market conditions, as well as on the option holders' continued employment through applicable vesting periods. The amounts reflected in this table may not necessarily be achieved.
(2)   Options granted pursuant to the 1999 Stock Incentive Plan.
(3) The options granted to Ms. Murphy in 2000, none of which were vested, expired when her employment with MSO ended in March 2001.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
Values

      The table below presents information concerning the exercise of stock options by the Named Executives during the year ended December 31, 2000 and the fiscal year-end value of all their unexercised options.

  Aggregated Option Exercises in 2000 and Option Values as of December 31, 2000

                                                                       Number of Securities             Value of Unexercised
                                                                      Underlying Unexercised            In-the-Money Options
                                                                      Options at 12/31/00 (#)             at 12/31/00($)(1)
                                                                    --------------------------        ------------------------
                                    Shares
                                  Acquired on        Value
Name                             Exercise (#)    Realized ($)     Exercisable     Unexercisable      Exercisable    Unexercisable
-----                            ------------    ------------     -----------     -------------      -----------    -------------
Martha Stewart ...............          --               --                --        150,000(2)              --               0

Sharon Patrick ...............      27,080          673,445        117,586(3)        504,759(4)         713,743       2,910,683

Helen Murphy .................      83,000        1,352,293            949(5)        321,846(6)           7,531       2,353,405

Gael Towey ...................      38,000        1,154,612        428,115(7)        288,000(8)       6,882,195         707,999

Stephen Drucker ..............       6,529          168,969         60,515(9)       219,550(10)         238,427         907,643

----------
(1) Calculated using the closing price of a share of our Class A Common Stock on December 31, 2000, $20.0625.

(2) Consists of options to acquire 150,000 shares of Class A Common Stock issued under the 1999 Stock Incentive Plan.
(3) Consists of options to purchase 27,082 shares of Class A Common Stock issued under The Martha Stewart Living Omnimedia LLC Nonqualified Class A LLC Unit/Stock Option Plan (the "1997 Plan") and 90,506 options issued under the 1999 Stock Incentive Plan.
(4) Consists of options to acquire 81,242 shares of Class A Common Stock issued under the 1997 Plan, and options to acquire 423,516 shares issued under the 1999 Stock Incentive Plan.
(5)   Consists of 949 options issued under the Murphy Option Agreement.
(6) Consists of 251,846 options issued under the Murphy Option Agreement and 70,000 issued under the 1999 Stock Incentive Plan.
(7) Consists of options to acquire 344,782 shares of Class A Common Stock issued under the 1997 Plan, and options to acquire 83,333 shares issued under the 1999 Stock Incentive Plan.
(8) Consists of options to acquire 288,000 shares issued under the 1999 Stock Incentive Plan.
(9) Consists of options to acquire 6,528 shares of Class A Common Stock issued under the 1997 Plan, and options to acquire 53,987 shares issued under the 1999 Stock Incentive Plan.
(10) Consists of options to acquire 19,589 shares of Class A Common Stock issued under the 1997 Plan, and options to acquire 199,961 shares issued under the 1999 Stock Incentive Plan.

Pension Plan

      Our subsidiary, Martha Stewart, Inc., sponsors The Martha Stewart, Inc. Defined Benefit Pension Plan. The plan was "frozen" as of June 26, 1995, and no benefits have accrued since that date. Ms. Stewart is the only Named Executive who participates in the Plan. If Ms. Stewart had begun to receive benefits at year-end 2000, her annual straight life annuity would have been $81,816.

                             EMPLOYMENT ARRANGEMENTS

Employment Agreement With Martha Stewart

      Prior to completion of our initial public offering, we entered into an employment agreement with Ms. Stewart. The employment agreement replaced an existing agreement between us and Ms. Stewart. The employment agreement provides for Ms. Stewart's employment as our Chairman of the Board and Chief Executive Officer through October 22, 2004. Under the employment agreement, Ms. Stewart receives an annual base salary of $900,000 and annual bonus payments based upon our performance, with a guaranteed annual bonus of $300,000. Our Compensation Committee determines the relevant performance goals, which include targets based on our profitability as well as other performance measures, and the amount of the bonus payment.

      During the employment period, Ms. Stewart receives employee benefits no less favorable than those provided to our other executive officers and receives perquisites and fringe benefits consistent with past practice.

      The employment agreement provides that if Ms. Stewart resigns with "Good Reason" or if we terminate her employment other than for "Cause" or disability, then she will be entitled to receive an immediate lump sum cash payment equal to the sum of:

      o accrued, but unpaid, base salary and vacation through the date of termination

      o     three times her annual base salary, and

      o the higher of $5,000,000 or three times the highest annual bonus paid for any fiscal year during the employment period

      She will also receive continued welfare benefits and perquisites for the longer of three years and the remainder of the employment period. If Ms. Stewart's employment is terminated due to disability, or in the event of death, Ms. Stewart or her estate will receive continued payments of the base salary for the remainder of the scheduled term of the employment agreement less any disability benefits. If Ms. Stewart's employment is terminated for any other reason, she will be entitled to receive her accrued, but unpaid, base salary and vacation through the date of termination.

      Under the employment agreement, "Good Reason" generally means the occurrence of any of the following events without Ms. Stewart's written consent:

      o an assignment of duties or responsibilities, or a change in title or authority, inconsistent with her position as Chairman and Chief Executive Officer

      o any failure by us to comply with the employment agreement's compensation provisions

      o     a requirement for Ms. Stewart to relocate

      o     the failure of a successor entity to assume the employment agreement

      o     any other material breach of the employment agreement

      "Cause," for purposes of the employment agreement, means:

      o Ms. Stewart's willful and continued failure to perform her duties after written notice from our Board specifying the actions to be performed, unless such failure is due to her good faith belief that to take such action would be materially harmful to us, or

      o Ms. Stewart's conviction of a felony or willful gross misconduct, which in either case results in material and demonstrable damage to our business or reputation

      Under the employment agreement, Ms. Stewart cannot compete with us, or solicit our employees, during her term of employment. In addition, if Ms. Stewart terminates employment without Good Reason during the employment period or is terminated by us for Cause, the noncompetition and nonsolicitation restrictions continue for 12 months after the termination of employment.

Severance Agreement With Sharon Patrick

      In September 1999, we entered into a four-year severance agreement with Ms. Patrick. Under the agreement, if Ms. Patrick resigns within 30 days following a "Change in Control," or if we terminate her employment without "Cause," each as defined in the severance agreement, she will be entitled to receive a lump sum payment equal to the sum of:

      o accrued but unpaid base salary, vacation and expense reimbursements and vested benefits under our benefit plans through the date of termination

      o a pro rata bonus at a rate equal to her target bonus for the year of termination, and, with respect to the prior year, any declared but unpaid bonus, or if such bonus was not yet declared, a bonus equal to her target bonus, and

      o     an amount equal to her annual base salary and target bonus

      The agreement also provides that if Ms. Patrick terminates her employment for "Good Reason," she will receive the above lump sum payment. "Good Reason" generally occurs if Ms. Patrick terminates her employment with us shortly after we diminish her salary or title as President or if her responsibilities are diminished or modified in a manner that is materially inconsistent with her position as our President. In addition, in the case of a termination without Cause or a Good Reason termination, any unvested options which would become vested within four years of the termination date will become vested as of her termination date and, in the case of termination without cause following a Change in control, will be exercisable for one year and in other cases as provided in the relevant option agreement.

                            EQUITY COMPENSATION PLANS

The 1999 Stock Incentive Plan

      The plan is administered by the Compensation Committee of our Board and their designees and provides for the grant of non-qualified and incentive stock options and other types of equity-based awards. Our executives, employees and consultants, as well as those of any subsidiaries, are eligible to receive awards under the plan. Our non-employee directors are not eligible to participate. The plan, as amended, provides that the maximum number of shares of Class A Common Stock available for grant under the plan is 10,000,000.

      The term of options granted under the plan may not exceed 10 years. Unless otherwise determined by our Compensation Committee, options granted under the plan vest ratably on each of the first four anniversaries of the grant date and have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant.

      A participant exercising an option may pay the exercise price in cash or, if approved by our Compensation Committee, with previously acquired shares of our Class A Common Stock or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow the cashless exercise of options.

      Options are nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, by a written beneficiary designation and, in the case of a nonqualified option, by a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.

      Our Board may at any time amend or terminate the plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment to the plan will be made without the approval of our stockholders to the extent such approval is required by law or stock exchange rule.

      The foregoing plan summary is subject in all respects to the plan itself, a copy of which, absent the amendment, is on file with the SEC as an exhibit to the registration statement on Form S-1 relating to our initial public offering.

MSLO LLC Nonqualified Class A LLC Unit/Stock Option Plan

      We adopted and made grants under the MSLO LLC Nonqualified Class A LLC Unit/Stock Option Plan in November 1997. In connection with our initial public offering, the 509,841 LLC unit options then outstanding were converted into options to purchase 1,997,374 shares of our Class A Common Stock. Options granted under the 1997 Plan generally vested 10% on December 31, 1998, 10% on December 31, 1999 and 20% on December 31, 2000, with 20% and 40% vesting on December 31 of each of the next two years if the optionee continues to be employed by us, or to otherwise render us services. Each option expires 10 years after the date of grant, subject to earlier termination upon termination of employment. Options granted under the plan are not assignable or transferable by the optionee, other than by will or the laws of descent and distribution. Upon a "Change in Control," as defined in the plan, each outstanding option will become immediately and fully exercisable, and will either remain exercisable under the terms of the plan or be terminated upon no less than 30 days' written notice. No additional options may be granted under this plan.

      In connection with the plan, Ms. Stewart will periodically return to us a number of shares of our common stock owned by the Martha Stewart Family Limited Partnership, or another entity controlled by her, corresponding, on a net treasury basis, to the option exercises under this plan during the relevant period. Under the net treasury method, we will subtract from the number of shares resulting from each option exercise the number of shares we could purchase, at the then-current market price, with the option proceeds from such exercise. Ms. Stewart has agreed to return to us a number of shares of our common stock equal to the sum of the results of these calculations for the relevant period. We may or may not use the option proceeds to repurchase shares of our Class A Common Stock in the market. If we do so, the net effect will be no change in the number of shares of our Class A Common Stock outstanding as a result of option exercises under the 1997 Plan (other than temporary increases prior to Ms. Stewart's share returns).

      The foregoing plan summary is subject in all respects to the plan itself, a copy of which is on file with the SEC as an exhibit to the registration statement on Form S-1 relating to our initial public offering.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board, currently consisting of Ms. Beers and Mr. Doerr, neither of whom is employed by MSO, furnished the following report on executive compensation for the 2000 fiscal year.

Compensation Philosophy

      MSO's executive compensation program is designed to encourage and reward exceptional performance and to align the financial interests of its senior executives and key employees with those of our stockholders. To achieve this end, MSO has developed and implemented a compensation program designed to attract and retain highly skilled executives and key employees with the business experience and creative talent necessary for MSO to achieve its long-term business objectives.

      MSO's executive compensation consists of three components: base salary, an annual performance-based bonus and equity-based compensation. MSO's compensation goal is to target its executives to be paid at competitive levels when performance expectations are met and above competitive levels when expectations are exceeded. MSO periodically utilizes outside consultants to perform competitive market-matching analyses on a position-by-position basis against companies in businesses similar to those of MSO and with comparable revenue levels. Once the market-matching analyses has been completed, an executive's salary, bonus and/or equity-based compensation may be adjusted upward or downward based on a number of subjective factors, including past performance, prior experience, differences in job responsibilities from the jobs against which the match was performed, and tenure. Additionally, although the market-matching study is periodically updated, individual compensation levels may be adjusted from time to time based upon, among other factors, past performance and increases in responsibilities.

      MSO's Chairman and CEO, Ms. Stewart, is compensated pursuant to an employment agreement with the company which is discussed below under the caption "COMPENSATION OF CHIEF EXECUTIVE OFFICER".

Base Salaries and Annual Bonuses

      MSO believes that compensation should be weighted toward bonuses and equity-based compensation. Accordingly, base salaries paid to MSO's executives tend to constitute a smaller percentage of total compensation than they do for many comparable executives of MSO's competitors. Each executive is assigned a bonus target, which is set as a percentage of annual base salary. Depending on MSO's performance against its growth objectives and the individual performance of a particular executive, such executive's actual bonus can range from 50% to 150% of the relevant bonus target, as set by the Compensation Committee with input from senior management.

Equity-Based Compensation

      In 1997, MSO executives who had, in the view of the Board of Directors of MSLO LLC, played a significant role in the company's development received options to purchase MSLO LLC equity under the 1997 Plan. Individual grants were made taking into account years of service, level of responsibility, contribution to the enterprise and other factors. At the time of MSO's initial public offering, new option grants, with an exercise price equal to the initial public offering price, were made to executives and most of our employees under the 1999 Stock Incentive Plan. Individual grants were determined using the market-matching system discussed above, subject to adjustment upward or downward based on a number of factors, including the size of previous option grants under the 1997 Plan, tenure, past performance, responsibility levels and other relevant factors. In April 2000, MSO engaged an independent consulting firm to perform a study on ongoing equity compensation programs of companies comparable to MSO. Based on the results of this study and other factors deemed relevant by the Committee, the Committee made grants of options under the 1999 Stock Incentive Plan to all MSO employees, with the size of grants linked predominantly to executive levels and compensation levels. Although the Committee has no obligation to make similar awards in the future, it intends to consider such grants on an annual basis. Since that time, new executives have received grants of options under the 1999 Stock Incentive Plan at the time they began employment with MSO and current MSO executives have received grants of options under the 1999 Stock Incentive Plan in connection with promotions, with the size of the grant being determined using a similar methodology, in each case with an exercise price equal to the fair market value of MSO's Class A Common Stock at the time of grant.

Chief Executive Officer Compensation

      Ms. Stewart is compensated pursuant to her employment agreement with MSO. The employment agreement became effective prior to the time of MSO's initial public offering and provides for an annual salary of $900,000, as well as bonuses payable upon the achievement of performance targets established by the Committee, with a guaranteed payment of $300,000. The terms of Ms. Stewart's employment agreement were established based on a number of considerations, including Ms. Stewart's contribution to the company as its founder, her services as on-air talent for MSO's television and radio programs, and her ongoing services as MSO's Chairman and Chief Executive Officer. Under the employment agreement, the Committee awarded Ms. Stewart a bonus of $1,770,000 for her services in 2000. Additionally, Ms. Stewart received an award of 150,000 stock options under the 1999 Stock Incentive Plan. These options have an exercise price of $26.5625 per share, the fair market value on the date of grant, and vest ratably on the first four anniversaries of the date of grant. In determining Ms. Stewart's compensation, the Committee considered Ms. Stewart's multi-faceted contributions to MSO described above, compensation levels for other executives of MSO and MSO's performance in 2000, including its revenue and earnings growth. The Committee believes that Ms. Stewart's compensation under her employment agreement and her considerable ownership of MSO equity provide her with significant incentives to maximize stockholder value.

Tax Matters

      Based upon MSO's present compensation levels and the current inapplicability of Section 162(m) of the Internal Revenue Service Code of 1986, as amended, to certain compensation arrangements of MSO, the Committee does not believe it is necessary to adopt a policy at this time with respect to Section 162(m). However, the Committee will continue to monitor MSO's compensation levels and adopt necessary policies as it deems appropriate.

Summary

      The Committee believes that the present compensation structure is one that is well-designed to attract and retain talented executives and key employees, align these individuals' interests with those of our stockholders, and maximize stockholder value, and believes that the actions of the Committee with respect to 2000 executive compensation were consistent with that focus. The Committee shall periodically review MSO's compensation policies for executives and other employees, including the equity compensation policies and performance objectives, to ensure that they continue to serve these objectives.

                                       Members of the Compensation Committee

                                       Charlotte Beers
                                       L. John Doerr

Compensation Committee Interlocks And Insider Participation

      The Compensation Committee is composed of Ms. Beers and Mr. Doerr, each of whom is a non-employee director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents, as of the Record Date, information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the Named Executives, and (4) all of our executive officers and directors as a group.

      Unless another address is indicated, beneficial owners listed here may be contacted at our corporate address. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. For each listed person or entity, the information listed assumes the exercise of any options exercisable by such person or entity on or prior to May 14, 2001, but not the exercise of any options held by any other parties. Additionally, shares of Class B Common Stock are assumed to be converted into shares of Class A Common Stock for purposes of listing Ms. Stewart's ownership of Class A Common Stock, but for no other purpose. Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder.

      The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.

                              Beneficial Ownership

                                                 Class A Common Stock        Class B Common Stock       % Total
                                              ---------------------------   ----------------------       Voting
Name                                            Shares             %          Shares         %           Power
----                                          ----------       ----------   ----------   ----------    ----------
Martha Stewart ............................   33,930,975(1)          70.0   33,888,375          100          95.9(2)

KPCB Holdings, Inc. .......................    1,999,403(3)          13.6           --           --             *
  c/o Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, CA 94025

AOL Time Warner Inc.(4) ...................    1,219,597              8.3           --           --             *
  75 Rockefeller Plaza
  New York, NY 10019

Capital Group International, Inc.(5)             930,100              6.3                                       *
  11100 Santa Monica Blvd .................
  Los Angeles, CA 90025

Charlotte Beers ...........................       33,174(6)             *           --           --             *
John Doerr ................................    2,007,675(7)          13.7           --           --             *
Arthur Martinez ...........................           --(8)            --           --           --            --
Sharon Patrick ............................    2,455,538(9)          16.6           --           --             *
Naomi O. Seligman .........................       28,153(10)            *           --           --             *
Stephen Drucker ...........................       70,015(11)            *           --           --             *
Helen Murphy ..............................          949(12)            *           --           --             *
Gael Towey ................................      443,727(13)          2.9           --           --             *
All directors and executive officers
  as a group(14 persons) ..................   39,248,332(14)         79.2   33,888,375          100%         97.1%(2)

----------
* The percentage of shares or voting power beneficially owned does not exceed 1%.
(1) Consists of 5,100 shares of Class A Common Stock held by Martha Stewart, vested options to acquire 37,500 shares of Class A Common Stock and 33,888,375 shares of Class B Common Stock held by The Martha Stewart Family Limited Partnership, which shares are convertible into Class A Common Stock on a share-for-share basis, and excludes unvested options to acquire 112,500 shares of Class A Common Stock.
(2) Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock.
(3) Consists of shares held by KPCB Holdings, Inc., a California corporation, as nominee for KPCB IX Associates, LLC, Kleiner Perkins Caulfield & Byers IX-A, L.P. ("KPCB IX-A"), Kleiner Perkins Caufield & Byers IX-B, L.P. ("KPCB IX-B"), KPCB VII Associates, L.P. ("KPCB VII Associates") and KPCB Information Sciences Zaibatsu Fund II, L.P. ("KPCB ZF II").
(4) AOL Time Warner Inc. beneficially owns these shares through its ownership of Time Publishing Ventures, Inc., a wholly owned indirect subsidiary of AOL Time Warner Inc. This information is based on information filed with the Securities and Exchange Commission by AOL Time Warner Inc. as of January 22, 2001.
(5) Capital Group International, Inc. beneficially owns these shares through its ownership of Capital Guardian Trust

      Company, a bank which holds the shares as the investment manager of various institutional accounts. This information is based upon information filed with the Securities and Exchange Commission by Capital Group International, Inc. as of February 9, 2001.
(6) Consists of 26,174 shares of Class A Common Stock and vested options to acquire 7,000 shares of Class A Common Stock.
(7) Consists of 1,272 shares of Class A Common Stock, vested options to acquire 7,000 shares of Class A Common Stock, 1,999,403 shares held by KPCB Holdings, Inc., a California corporation, as nominee for KPCB IX Associates, LLC, KPCB IX-A, KPCB IX-B, KPCB VII Associates and KPCB ZF II. Mr. Doerr is a managing director of KPCB IX Associates and a general partner of KPCB VII Associates. Mr. Doerr disclaims beneficial ownership of the shares held on behalf of KPCB IX-A, KPCB IX Associates, KPCB IX-B and KPCB ZF II.
(8) Does not include unvested options to acquire 5,000 shares of Class A Common Stock.
(9) Consists of 2,299,951 shares of Class A Common Stock and vested options to acquire 155,587 shares of Class A Common Stock. Does not include unvested options to acquire 466,759 shares of Class A Common Stock.
(10) Consists of 21,153 shares of Class A Common Stock and vested options to acquire 7,000 shares of Class A Common Stock.
(11) Consists of vested options to acquire 70,015 shares of Class A Common Stock. Does not include unvested options to acquire 210,050 shares of Class A Common Stock.
(12)  Consists of vested options to acquire 949 shares of Class A Common Stock.
(13) Consists of 6,112 shares of Class A Common Stock and vested options to acquire 437,615 shares of Class A Common Stock. Does not include unvested options to acquire 278,500 shares of Class A Common Stock.
(14) Consists of 38,253,652 shares of our Class A Common Stock (including 33,888,375 shares resulting from assumed conversion of all outstanding Class B Common Stock) and vested options to acquire 994,680 shares of Class A Common Stock. Does not include unvested options to acquire 1,826,093 shares of Class A Common Stock.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required by SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us, and/or written representations that no additional forms were required, we believe that our officers, directors and greater than 10% beneficial owners filed all such required forms in 2000.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Time Publishing Ventures and Its Affiliates

Agreements Relating to the 1997 Acquisition

      In February 1997, Time Publishing Ventures, Inc. ("TPV") contributed all of its assets primarily relating to its Martha Stewart-related businesses (including the Martha Stewart Living magazine, television program and books, and the Martha by Mail mail order business) to MSLO LLC in exchange for a $30 million note (the "TPV Note"), a 6.27% equity interest in MSLO LLC, and certain contractual management and other rights incident to that equity interest (the "TPV Rights"). Additionally, TPV received a special income allocation of $18 million from MSLO LLC soon after the consummation of the transaction.

Retirement of TPV Note, Termination of TPV Rights, TPV Share Buyback and Related Matters

      On March 30, 1999, we satisfied all our obligations under the TPV Note with cash on hand and borrowings under a term loan (which loan was repaid in full in July 1999). Additionally, on October 19, 1999 we offered to call TPV's entire equity interest in MSO pursuant to the terms of MSLO LLC's operating agreement for approximately $42 million. Under the operating agreement, upon our purchase of TPV's interest or TPV's rejection of our offer, the TPV Rights would terminate. On February 18, 2000, we entered into an agreement pursuant to which we purchased 1,366,000 shares of our Class A Common Stock from TPV (approximately 52% of TPV's total equity interest in MSO), for $23.79 per share, or an aggregate $32.5 million. Upon our entering into this agreement, the TPV Rights terminated. As part of this agreement, TPV agreed to extend certain agreements we had with TPV's affiliates (as described below under "Ongoing Service Agreements"), to continue, subject to certain limited exceptions, to hold shares of our Class A Common Stock until 2003, and to allow us to place advertisements in Time Inc. magazines and websites through 2004 at discounted rates, subject to annual limitations.

Ongoing Service Agreements

      In February 1997, Time Inc., Time Customer Service, Inc. ("TCS"), Oxmoor House, Inc. and Time Distribution Services, Inc. ("TDS") (each a TPV affiliate), entered into agreements with us to provide us with various services. We believe that the terms of these agreements, in the aggregate, are at least as favorable to us as we would be able to obtain with unrelated third parties.

      Under our newsstand distribution agreement, TDS provides newsstand distribution services for our magazines. We compensate TDS on the basis of net sales. This agreement expires in December 2007, but we have the right to terminate effective December 2001 and December 2004, in each case on one year's notice. In 2000, we incurred fees of $2.1 million under this agreement.

      Under our fulfillment agreements, TCS provides for inventory management, "back-office processing" and processing of mail and phone orders for our magazines and our Internet/Direct Commerce businesses. The fulfillment agreement for our magazines expires in December 2002, but is renewable at our option for two additional three-year terms. The fulfillment agreement with respect to our Internet/Direct Commerce businesses continues until either party provides one year's notice of termination to the other. In 2000, we incurred fees of approximately $21.5 million under these agreements.

      Under a services agreement with Time Inc., we receive administrative, editing and sales services, as well as purchase our paper. The administrative, editing and sales services generally expire in February 2001 and are automatically renewed for successive six-month or one-year periods, depending on the service, unless a party terminates that service prior to expiration of the particular term. Subject to certain limited exceptions, Time has agreed to extend the paper purchasing portion of the agreement through the end of 2004, provided that we may terminate the service on 180 days written notice. In 2000, we incurred expenses of approximately $34.7 million, including $34.1 million for paper purchases, under this agreement.

      Under our agreement with Oxmoor House, we granted Oxmoor House an exclusive license to use the mark Martha Stewart Living in connection with books and continuity card and binder programs. Under the agreement, we generally produce two Best of Martha Stewart Living books and one Christmas with Martha Stewart Living book each year. Oxmoor House also has the right to publish other materials bearing the mark Martha Stewart Living as mutually agreed by us and Oxmoor House. We receive production grants on a per page basis for each of these publications, an annual payment to cover staff costs and receive 50% of the net profit. We earned approximately $2.3 million in income under this agreement in 2000. This agreement terminates in December 2001, and Oxmoor House has the right to renew the agreement for an additional three-year term.

Stockholders Agreement and Registration Rights

      Immediately prior to our initial public offering, we entered into a stockholders agreement with the members of MSLO LLC. Under the terms of this agreement, TPV, Ms. Stewart, Ms. Patrick and Kleiner Perkins Caufield & Byers have the right to require us to register shares of our Class A Common Stock owned or controlled by them, subject to customary terms and minimum amounts. Registration of these shares of common stock will result in such shares becoming freely tradable without restriction under the Securities Act of 1933. We will bear all registration expenses, other than any underwriting discounts, incurred in connection with the above registrations. These registration rights continue as long as these stockholders continue to hold any of our common stock that they received in the merger of MSLO LLC into MSO.

Agreements with Martha Stewart

Location Rental Agreement

      We have entered into a location rental agreement with Ms. Stewart relating to our use of various properties owned by her. The agreement has a five-year term, provides for annual payments of $2.0 million to MS Real Estate Management Company, a corporation owned by Ms. Stewart that operates Ms. Stewart's real estate, and permits us to use the properties currently owned by Ms. Stewart for any purpose relating to our businesses. We make extensive use of these properties for television filming, photography, research and development of content and products and various other commercial purposes. This location rental agreement became effective at the time of our initial public offering and replaced an agreement that paid Ms. Stewart an annual rental fee of $1.5 million. The increased fee reflects our access to additional properties, increased property values and additional usages of these properties since the acquisition from TPV in February 1997. We believe this rate is at least as favorable to us as what we would have to pay to locate and use similar properties owned by a third party. In the event that Ms. Stewart's employment is terminated without cause, or she terminates employment for good reason, we will be obligated to pay the remaining amount due under the location rental agreement and we will lose our access to these properties.

Intellectual Property License Agreement

      We have entered into an intellectual property license and preservation agreement with Ms. Stewart that, as of the time of our initial public offering, replaced a prior non-perpetual license agreement entered into in February 1997. Under the terms of this new license agreement, Ms. Stewart granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, generally have the right to develop and register in our name trademarks that incorporate "Martha Stewart," such as Martha Stewart Living, and to use exclusively these marks in our business. If Ms. Stewart ceases to be our Chairman or Chief Executive Officer and no longer controls our company, we will continue to have those rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to be such an officer or to control us.

      The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described below. In the event that we terminate Ms. Stewart's employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license will cease to be exclusive and we would be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including our magazine, television and merchandising businesses. In addition, if Ms. Stewart's employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The intellectual property license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties.

Other Relationships

      In 2000, we reimbursed MS Real Estate Management Company approximately $216,000 for various expenses it incurred in connection with our businesses.

      We periodically use the services of Emery Cuti Brinckerhoff & Abady, a law firm of which Ms. Stewart's son-in-law is a partner. In 2000, we paid approximately $72,000 in fees and expenses in respect of such services.

      Ms. Margaret Christiansen, Ms. Stewart's sister-in-law, is a Senior Vice President, Business Manager of MSO. Mr. Randy Plimpton, Ms. Stewart's brother-in-law, is our property manager, responsible for MSO property management and support services. In 2000, each of these individuals received compensation under our compensation policies and programs described elsewhere in this proxy statement.

                                PERFORMANCE GRAPH

      The following graph compares the performance of our Class A Common Stock with that of the S & P 500 Index and the stocks included in the Media General Financial Services database under the Standard Industry Code 2721 (Publishing-Periodicals) (the "Publishing Index") during the period commencing on October 19, 1999, the date on which our Class A Common Stock began trading on The New York Stock Exchange, and ending on December 31, 2001. The graph assumes that $100 was invested in each of our Class A Common Stock*, the S & P 500 Index and the Publishing Index** at the beginning of the relevant period, is calculated as of the end of each calendar month and assumes reinvestment of dividends. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

                MARTHA
                STEWART                   PEER GROUP -
                LIVING                        MEDIA
              OMNIMEDIA,     S&P 500       GENERAL SIC
                 INC.         INDEX        CODE INDEX
              ----------    ---------     ------------
  10/19/99     $ 100.00     $ 100.00       $ 100.00
  10/29/99       204.86       108.06          96.58
  11/30/99       172.22       110.25         100.80
  12/31/99       133.33       108.04         119.56
  01/31/00       125.00       102.61         121.28
  02/29/00       142.71       100.67         116.75
  03/31/00       143.75       110.52         122.71
  04/30/00        79.17       107.20         105.84
  05/31/00        92.01       105.00         101.57
  06/30/00       122.22       107.58         126.69
  07/31/00       137.85       105.90         120.03
  08/31/00       187.50       112.48         126.19
  09/30/00       145.83       106.54         114.61
  10/31/00       139.24       106.09         121.88
  11/30/00       124.65        97.73         114.18
  12/31/00       111.46        98.21         132.14

----------
* The investment price in our Class A Common Stock is $18.00 per share, our initial public offering price.

** The Publishing Index consists of companies that are primarily publishers of periodicals, although many also conduct other businesses, including owning and operating television stations and cable networks, and is weighted according to market capitalization of the companies in the index. The hypothetical investment assumes investment in a portfolio of equity securities that mirror the composition of the Publishing Index. Since the Publishing Index is only calculated at the end of each month, we have interpolated the return on the index from October 19, 1999 through October 31, 1999 on a straight-line basis.

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee's purpose is to assist the Board of Directors in its oversight of MSO's internal controls and financial statements and the audit process. All members of the Committee are "independent", as required by applicable listing standards of the New York Stock Exchange, and the composition of the Committee otherwise meets the standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on February 20, 2001; a copy of the current Charter is attached to this proxy statement as Annex A.

      Management is responsible for the preparation, presentation and integrity of MSO's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Arthur Andersen LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

      In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also considered whether the provision of information technology consulting services and other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

      Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to in this report and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of MSO's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Arthur Andersen LLP is in fact "independent."

                                              Members of the Audit Committee

                                              Charlotte L. Beers
                                              Arthur C. Martinez
                                              Naomi O. Seligman

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP acted as our independent public accountants for the fiscal year ended December 31, 2000. Arthur Andersen LLP has served as our independent accountants since 1996. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $300,000.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen LLP billed no fees for professional services rendered to MSO for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

      The aggregate fees billed by Arthur Andersen LLP for services rendered to MSO, other than the services described above under "Audit Fees," for the fiscal year ended December 31, 2000 were $655,023.

                                 ANNUAL REPORTS

      Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 11 West 42nd Street, New York, New York 10036, we will provide without charge to each person solicited a copy of our 2000 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. We will furnish a requesting securityholder with any exhibit not contained therein upon specific request.

                            PROPOSALS OF STOCKHOLDERS

      We currently intend to hold our next annual meeting in May of 2002. Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2002 Annual Meeting of Stockholders must submit the proposal to us at our principal executive offices, addressed to the Corporate Secretary, no later than December 1, 2001. Stockholders who intend to present a proposal at the 2002 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than February 14, 2002. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.

                                  OTHER MATTERS

      Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED IN THE ENCLOSED MATERIALS.

      If you have any questions or need assistance in voting your shares, please contact Mellon Investor Services LLC at 1-800-851-9677.

New York, New York
March 31, 2001

                                                                         Annex A

                      MARTHA STEWART LIVING OMNIMEDIA, INC.
                             AUDIT COMMITTEE CHARTER

I. PURPOSE; AUTHORITY; COMPOSITION

      The Board of Directors of Martha Stewart Living Omnimedia, Inc. (the "Corporation") has established an Audit Committee with authority, responsibility and specific duties as described below.

            The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (1) the financial reports of the Corporation; (2) the Corporation's systems of internal controls regarding finance and accounting that management and the Board have established; and (3) the Corporation's accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

            o Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

            o Review and appraise the audit efforts of the Corporation's independent auditors; and

            o Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

            The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee has the authority to investigate any activity of the Corporation. The Audit Committee is empowered to retain persons having special competence as necessary to assist the Audit Committee in fulfilling its responsibilities.

            The Audit Committee shall be composed of Directors that meet the independence, financial literacy and other eligibility requirements of the New York Stock Exchange.

II. MEETINGS

            The Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Audit Committee shall also regularly communicate its activities and findings to the entire Board of Directors. In addition, the Committee, or its Chair, if any, should hold discussions with the independent auditors and management as needed regarding the Corporation's financial statements (consistent with III.2., 3. and 4. below).

III. RESPONSIBILITIES AND DUTIES

            To fulfill its responsibilities and duties, the Audit Committee shall:

            Documents and Reports

            1. Review and, if appropriate, update, this Charter periodically, at least annually, as conditions dictate.

            2. Review the Corporation's annual and quarterly financial statements. The Audit Committee shall have discussions with management and the independent auditors with respect to financial statements to be included in the Corporation's Annual Report on Form 10-K to be filed with the United States Securities and Exchange Commission.

            3. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

            Independent Auditors

            4. Recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness. The Audit Committee shall review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee shall convey this accountability to the independent auditors. On a periodic basis, the Committee shall receive written reports from the independent auditors regarding the auditors' independence, discuss such reports with the auditors, consider the compatibility of any non-audit services with the auditors' independence, and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the continued independence of the auditors. The Audit Committee shall also review the fees and other compensation to be paid to the independent auditors.

            Financial Reporting Process

            5. In consultation with management and the independent auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

            6. The independent auditors shall discuss with the Audit Committee both the quality and the acceptability of the Corporation's accounting policies.

            7. Consider and approve, if appropriate, major changes to the Corporation's accounting principles and practices as suggested by the independent auditors or management.

            8.    Obtain from the independent auditor assurance that the audit:

                  a) contains procedures designed to provide reasonable assurance of detecting illegal acts that would have a direct and material effect on the financial statements;

                  b) contains procedures designed to identify related party transactions that are material to the financial statements or otherwise require financial statement disclosure; and

                  c) includes an evaluation of the Corporation's ability to continue as a going concern during the ensuing fiscal year.

            9. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

            10. Following completion of the audit, review with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

            Other

            11. Meet periodically with management to review the Corporation's major financial risk exposures and the steps management has taken (or intends to take) to monitor and control such exposures.

            12. Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

            13. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

IV. LIMITATION ON RESPONSIBILITY

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation's internal policies.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                     MARTHA STEWART LIVING OMNIMEDIA, INC.

The undersigned hereby appoints Gregory Blatt, James Follo and Karl Wachter as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Martha Stewart Living Omnimedia, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc. to be held May 2, 2001 or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

                            ^ FOLD AND DETACH HERE ^

The Board of Directors recommends a vote FOR Proposal 1.

1. Election of Directors

Nominees: 01 Charlotte L. Beers, 02 L. John Doerr, 03 Arthur C. Martinez, 04 Sharon L. Patrick, 05 Naomi O. Seligman, 06 Martha Stewart

FOR     WITHHELD
        FOR ALL     WITHHELD FOR: (Write that nominee's name in the space
|_|       |_|                     provided below.)

--------------------------------------------------------------------------------

                                                   I WILL ATTEND THE MEETING |_|

Signature ______________________  Signature ____________________  Date _________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            ^ FOLD AND DETACH HERE ^

                     Vote by Internet or Telephone or Mail

                         24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                                    Internet
                         http://www.proxyvoting.com/mso

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                   Telephone
                                 1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

              If you vote your proxy by Internet or by telephone,
                  you do NOTneed to mail back your proxy card.